EXHIBIT 23.2

CONSENT OF FIG PARTNERS LLC

We hereby consent to the use of our name and to the description of our opinion letter, dated August 2, 2006, under the caption "Opinion of Piedmont Bancshares’ Financial Advisor” in the Registration Statement on Form S-4 of PrivateBancorp, Inc. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that would come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ FIG Partners LLC
FIG PARTNERS LLC

Atlanta, Georgia
September 22, 2006